Putnam Dynamic Risk Allocation Fund, May 31, 2018, annual report


Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A	506
Class B	 50
Class C	 130
Class M	6

72DD2

Class R	  3
Class R6 	2,453
Class Y  	1,445

73A1

Class A	0.315
Class B	0.225
Class C	0.218
Class M	0.253

73A2

Class R	0.296
Class R6	0.359
Class Y	0.345

74U1	(000s omitted)

Class A	1,629
Class B	203
Class C	509
Class M	26

74U2	(000s omitted)

Class R	9
Class R6	7,028
Class Y	4,162

74V1

Class A	11.61
Class B	11.39
Class C	11.42
Class M	11.59

74V2

Class R	11.56
Class R6	11.58
Class Y	11.63

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.